FOR IMMEDIATE RELEASE                         Contact:  Timothy N. Jenson
                                                        Chief Executive Officer
                                                        (310) 615-6850
                                                 Media: (310) 615-6490
                                             Investors: (310) 615-6868


            MERISEL ANNOUNCES COMMON STOCK REPURCHASE AUTHORIZATION

EL SEGUNDO, Calif. (July 3, 2001) -- Merisel, Inc. (Nasdaq:MSEL) today announced that its Board of Directors has authorized the use of up to $1,000,000 for the repurchase of Merisel common stock. The company announced that repurchases may be made from time to time during the remainder of 2001 in the open market, in privately negotiated transactions, or otherwise, at prices the company deems appropriate.

"We are pleased with the Board's decision to use a portion of the company's financial resources to repurchase shares," said Timothy N. Jenson, Merisel's chief executive officer. "Given the current market valuation, we believe that Merisel common stock represents a good investment opportunity."

Except for the historical information contained herein, the matters discussed in this news release constitute forward-looking information that involves risks and uncertainties. Merisel's actual results could differ materially from those indicated by the forward-looking information. Among the factors that could impact actual results are demand trends in the computer products industry, competitive issues, inventory risks from shifts in product demand, changes in manufacturer terms and conditions, and other items detailed in the company's SEC filings.

Merisel, Inc. is a full-line distributor of technology products to resellers throughout Canada and a provider of software licensing products to resellers in the U.S. In addition, Merisel operates Optisel(TM), an e-services business and provider of world-class logistics services. Visit Merisel at www.merisel.com.


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